Exhibit 14.1

ALLIANCE NATIONAL BANK

CONFLICT OF INTEREST POLICY

OCTOBER 25,1999

APPROVED BY THE BOARD OF DIRECTORS ON JULY 28,1999 AMENDED BY THE BOARD OF DIRECTORS ON OCTOBER 20, 1999

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ALLIANCE NATIONAL BANK

CONFLICT OF INTEREST POLICY

Alliance National Bank directors, officers and employees must at all times observe the highest standards of business ethics and conduct their personal business affairs in such a manner as to avoid any possible conflict of interest with their duties and responsibilities as members of Alliance National Bank. If at any time a director, officer or employee is unclear about any of the procedures within this policy or have knowledge about others' missteps, they should immediately notify the Chief Executive Officer for guidance and/or clarification.

This policy statement relates to bank policy concerning investments in and personal dealings with individuals and business organizations doing business or seeking to do business with the bank, proper accounting of funds and assets of the Bank, confidences, providing and acceptance of gifts or other benefits, political activities of the bank and the relationship of the bank with bank regulators. Individuals and organizations doing business with the bank include not only regular customers but also those who furnish supplies, such as furniture, machinery and business equipment, and those who furnish facilities and services, such as insurance companies and agents, real estate and business brokers, advertising agencies and media representatives, printers, security dealers and brokers, architects, attorneys, accountants, engineers, contractors and consultants.

All directors, officers and employees of Alliance National Bank must comply with following requirements. The term "Bank" when used hereafter refers to Alliance National Bank.

PERSONAL FINANCES AND BUSINESS DEALINGS

  Directors, officers and employees are expected to maintain their financial affairs in a manner that will favorably reflect on the reputation of the Bank.
  Under no circumstances should personal and Bank funds be co-mingled in any account, fund or other such vehicle for any purpose whatsoever.
  Directors, officers and employees should not invest directly or indirectly in the stock or business of a customer, supplier or lender unless such investment has been approved by the Board of Directors.
  Provided the employee is not a loan officer for the account or subject to more stringent restrictions applicable to a specific position, investment in 10% or less of the issued and outstanding shares of a publicly-traded corporation is allowable without prior approval.
  No director, officer or employee should borrow from any customer of the Bank (except for normal credit purchases) unless the customer is a recognized lending institution, nor should any officer or employee co-
  sign, endorse or otherwise assume liability in connection with the borrowing of any customer (except members of their immediate family).
  No director, officer or employee should personally hold a financial interest in or receive any personal benefit from, any business venture which is in competition with the Bank. "Financial interest" for this purpose means any position as owner, proprietor, manager, partner, major (1% or more of the Bank)
  stockholder, or beneficiary of any such business.
  No director, officer or employee should have any personal business dealings with the Bank or its subsidiaries except as a customer for financial services.

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BUSINESS AND FAMILY RELATIONSHIPS

1 A director, officer or employee of the Bank who individually holds, or holds through members of his family, a financial interest in a corporation, trust or business unrelated to the Bank should not in his capacity as an employee or officer, vote to approve or disapprove or exercise any discretionary authority whatsoever with respect to any loan, purchase, sale, lease or other transaction or course of dealing between that business and the Bank.
  When acting for the Bank, a director, officer or employee shall not vote to approve or disapprove or exercise any loan, purchase, sale, lease, accounting or other transaction between his immediate family and the Bank.
  Should a director, officer or employee receive an invitation to join the board of any outside organization, group or business, the Board of Directors should be notified for their decision as to any possible conflict with the bank's business.

CONFIDENCES

  Confidential information with respect to the business of the Bank or the customers and suppliers of the
  Bank obtained by directors, officers and employees of the Bank is considered privileged and is to be held in strictest confidence. It is to be used solely for corporate purposes and not for the purpose of personal gain. The confidential information should not be transmitted to persons outside the Bank, including family or associates, or even to other employees of the bank who have no need for the information in discharging their duties.
  Confidential information concerning customers may in some instances be considered "inside information", which, if used or disclosed, could subject the employee, the Bank and a person outside the Bank to whom the information is communicated to liability under Federal or State Securities laws. Anyone in possession of material inside information must refrain from trading or recommending the purchase or sale of the securities concerned until the information is properly disclosed to the investing public.

USE OF ALLIANCE NATIONAL BANK NAME

1. No director, officer or employee should, unless authorized, through activities, statements or otherwise, represent or imply Bank sponsorship or approval of any political, social, religious or business activity or cause.

PROVIDING AND ACCEPTANCE OF GIFTS AND OTHER BENEFITS

  No individual representing the Bank should provide directly or indirectly any gift or service of more than nominal value to any individual, company or government unit in consideration for doing business with the
  Bank or a customer or supplier of equipment or services. However, this is not intended to prohibit normal business entertainment of customers and suppliers which is a generally accepted business practice.
  Premiums such as those offered for opening new accounts may be provided in conjunction with new business campaigns, and promotional materials of nominal value may occasionally be given to customers or others.
  No individual representing the Bank should accept any gift or service of more than nominal value from an actual or potential customer or supplier. While normal business entertainment is appropriate, in no instance should any gift or offer of entertainment be accepted if acceptance could jeopardize public confidence in the Bank or create undesirable obligations to the donor. This is not intended to prohibit the exchange of reciprocal courtesies of the same approximate nominal value between Bank employees and their personal friends.

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INDIRECT CONFLICTS

1 Investments and dealings prohibited to Bank directors, officers and employees should be avoided by the members of the employee's family who act on the information or advice of the employee. Such members include the employee's spouse, the employee's children and their spouses, brothers and sisters, and their spouse's parents and parents-in-law.

CORPORATE FUNDS

1. No director, officer or employee of the Bank should maintain or authorize the accumulation of Company funds that are not recorded on its books and records.

2. No director, officer or employee may authorize disbursement to others from any such accumulated funds.
POLITICAL ACTIVITIES

1. As a corporate entity, the Bank will make no contributions or expenditure to or for the benefit, use or support of any political purpose. The Bank will not reimburse any person for such contribution or expenditure. The Bank's supplies, materials, stationery, postage, telephones, copy machines, offices, premises, office equipment, office furniture, vehicles and any other Bank property will not be made available to or used by any political party, candidate or political comrnittee in connection with any campaign for an elective office.

2. The Bank may make loans in connection with political campaigns provided that such loans are made in the ordinary course of business and are in conformity with state and federal law and Bank lending policy.

RELATIONSHIPS WITH BANK REGUIATORS

  The Bank will seek at all times to comply with applicable laws and regulations. When applicability or interpretation of such laws and regulations is unclear, advice of counsel will be sought.
  In order to merit the confidence of the public and of those agencies which regulate the Bank, there must be complete candor in dealings with the regulatory agencies. Each employee and officer must respond completely and accurately to all questions put to him or her by the regulatory agencies, the Company's outside independent auditors, internal audit, or an internal control review committee. No adverse data in response to any question should be concealed.

DETERMINATIONS

1. At any time, every officer and employee should feel free and is urged to present to the Bank for determination a particular investment or relationship which he would like to have reviewed for compliance with the letter and spirit of this policy statement. Such inquiries should be made to the Bank's compliance officer.

ARMS-LENGTH TRANSACTIONS

1. All business deals to include the purchase or sale of fixed assets and bank services between the bank and directors, their related interests or employees should be made in the regular course of business upon terms not less favorable to the bank than those offered to others, or when such purchase is authorized by a majority of the Board not interested in the sale of such property or services, and the authority is evidenced by the affirmative note of written assent of these directors.

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USURPATION OF CORPORATION OPPORTUNITIES

1. No employee or director shall take for himself an opportunity that belongs to the bank. Whenever the bank has been seeking a particular business opportunity, or the opportunity has been offered to it, or bank funds, facilities or personnel have been used in developing the opportunity, the opportunity shall rightfully be that of the bank.

REGULATION O - DISCLOSURE OF RELATED INTERESTS

According to Regulation O of the Board of Governors of the Federal Reserve System which deals with loans to Executive Officers, Directors and Principal Shareholders, all Directors and Executive Officers are required to identify on an annual basis (or more frequently if requested by the FDIC) all "related interests".

The definition of "related interests" comes directly from the Federal Reserve Manual. A "related interest" means any company controlled by a person or any political or campaign committee the funds or services of which will benefit a person or that is controlled by a person.

"Company controlled" means that a person directly or indirectly:

  Owns, controls, or has the power to vote 25% or more of any class of voting securities of the company.
  Controls in any manner the election of a majority of the directors of the company, or
  Has the power to exercise a controlling influence over the management of policies of the company.

a. A person is presumed to have control, including the power to exercise a controlling influence over the management or policies of a company if the person is an executive officer or director and directly or indirectly owns, controls, or has the power to vote more than 10% of any class of voting securities of the company, or

b. The person directly or indirectly owns, controls, or has the power to vote more than 10% of any class of voting securities of the company and no other person owns, controls, or has the power to vote a greater percentage of that class of voting securities.

LOANS TO DIRECTORS, PRINCIPAL SHAREHOLDERS AND EXECUTIVE OFFICERS

  It is the policy of the Bank not to grant loans or extensions or credit to directors, principal shareholders or executive officers with terms or conditions more favorable than those offered to other borrowers. The loans/extensions of credit to directors, principal shareholders and executive officers require prior approval by the Board of Directors where the amount exceeds 5% of capital in the aggregate with the interested party abstaining from participating directly or indirectly in the voting. Loans to executive officers are limited to $100,000 under federal regulations. Loans to an insider and their related interest shall not exceed 15% of the bank's capital, surplus and allowance for loan losses, or the in-house lending limits to which the bank is subject to whichever is less. Loans must be reported to the Board of Directors at the next meeting and will be subject to normal review procedures. The terms of any such loans will not be different from those granted on similar transactions by the Bank with its regular loan customers and shall not present more than the normal risk of repayment nor contain any other unfavorable feature.
  The Bank may not pay an overdraft on the account of a Director. This rule does not include payment of funds under a written pre-authorized, interest bearing extension of credit plan that specifies a method of repayment. However, the Bank may pay inadvertent overdrafts on an account of a Director in an aggregate amount of $1,000 or less, provided the account is not overdrawn for more than three business days and the Bank charges the Director, principal shareholder or employee the same fee charged any other customer of the Bank in similar circumstances.

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  The Board of Directors shall be provided, at their monthly meeting, a report of all extensions of credit to executive officers, directors, and their related interests.
  All loans to directors, officers, or employees will comply with the Federal Reserve Regulation O and the
  Office of the Comptroller of the Currency and Federal Deposit Insurance Corporation Regulations.

DEPOSIT RELATIONSHIPS OF DIRECTORS, SHAREHOLDERS AND EXECUTIVE OFFICERS

1, The Bank shall not pay to any director, officer, or employee a greater rate of interest on the deposits of each director, officer, or employee than that paid to other depositors of the bank on similar deposits.

EMPLOYMENT OUTSIDE THE BANK

1. Our Bank encourages employees to participate in worthwhile social, educational and charitable organizations and activities. However, secondary employment will be examined with regard to any potential conflict of interest. The Bank's employees should secure written permission from the Chief Executive Officer before engaging in any other employment or personal business commitments. If job performance at the bank is adversely affected by any employee's job outside the Bank, that employee will be required to discontinue the job outside the Bank or resign their employment with the Bank.

POLICY REVIEW

The Board of Directors will review this policy at least annually, making such revisions and amendments as it deems appropriate.

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